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                          O'MELVENY & MYERS LLP

CENTURY CITY              400 South Hope Street               TYSONS CORNER
IRVINE SPECTRUM           Los Angeles, California             WASHINGTON,
MENLO PARK                90071-2899                          D.C.
NEWPORTR BEACH            Telephone (213) 430-6000            HONG KONG
NEW YORK                  Facsimile (213) 430-6407            LONDON
SAN FRANCISCO             Internet: www.omm.com               SHANGHAI
                                                              TOKYO

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February 11, 2002

AMCAP Fund, Inc.
333 South Hope Street
Los Angeles, California  90071

Dear Ladies and Gentlemen:

 At your request we have examined your Registration Statement on Form N-1A and the related Post-Effective Amendment No. 69 filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of your common stock, $1.00 par value per share, of the following Classes: 529-A, 529-B, 529-C, 529-E and 529-F (collectively, the "529 SHARES"). We are familiar with the proceedings you have taken in connection with the authorization, issuance and sale of the 529 Shares.

 Based upon our examination and upon our knowledge of your activities, it is our opinion that, provided that an appropriate amendment to your Articles of Incorporation is duly effected before the issued and outstanding 529 Shares exceed the authorized number specified in the Articles of Incorporation, the 529 Shares upon issuance and sale in the manner described in the Registration Statement will constitute validly issued, fully paid and nonassessable shares of your common stock.

 We consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,
 O'MELVENY & MYERS LLP